21.1 List of Subsidiaries:

Name                                  Ownership                           Jurisdiction
------------------------------------- ----------------------------------- -----------------------------------
Diversified Product Inspections, Inc  100% owned subsidiary               Delaware
------------------------------------- ----------------------------------- -----------------------------------
Dalian Diversified Product            100% indirectly owned subsidiary    PRC
Inspections Bimetallic Cable Co.,
Ltd
------------------------------------- ----------------------------------- -----------------------------------
Dalian Fushi Bimetallic               Obtained control over Dalian        PRC
Manufacturing Co., Ltd.               Fushi through Entrusted
                                      Management Agreement
------------------------------------- ----------------------------------- -----------------------------------